UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 15, 2008

Autobytel Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-22239	33-0711569
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18872 MacArthur Boulevard, Irvine, California	92612-1400
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 225-4500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a)	Non-Reliance on Previously Issued Quarterly Financial Statements

On March 15, 2008, the audit committee of the board of directors of Autobytel Inc. (the “Company”), in consultation with the Company’s management, concluded that previously issued financial statements contained in the Company’s quarterly reports for the periods ended March 31, 2007, June 30, 2007 and September 30, 2007 should not be relied upon because of errors in those financial statements relating to the accounting treatment of the patent litigation settlement with Dealix Corporation (“Dealix”). Accordingly, the Company will restate these financial statements to make the necessary accounting adjustments. The restatement will be reflected in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (the “2007 Form 10-K”) in both (i) an explanatory note that will appear at the beginning of the 2007 Form 10-K and (ii) the quarterly financial information included in note 13 to the Company’s consolidated financial statements included in the 2007 Form 10-K. The Company expects to file the 2007 Form 10-K on March 17, 2007.

Background of the Restatement

In 2004, the Company filed a lawsuit in the United States District Court for the Eastern District of Texas against Dealix, a wholly-owned subsidiary of The Cobalt Group (“Cobalt”). In that lawsuit, the Company asserted infringement of U.S. Patent No. 6,282,517, entitled “Real Time Communication of Purchase Requests,” against Dealix. In December 2006, the Company entered into a settlement agreement (the “Settlement Agreement”) with Dealix relating to the lawsuit. With court approval on March 25, 2007, the lawsuit against Dealix was dismissed. Among other things, the Settlement Agreement provides:

•

that Dealix pay the Company a total of $20.0 million in settlement payments, comprised of $12.0 million due on March 13, 2007 (the “Initial Payment”) and payments of approximately $2.7 million each year thereafter for three years (each a “Yearly Payment” and collectively the “Yearly Payments”);

•

subject to the Company’s receipt of the full and timely payment of the Initial Payment and the Yearly Payments, for its release of Dealix and Cobalt and certain of their respective affiliates from all claims existing on the execution date of the Settlement Agreement;

•	for Dealix and Cobalt’s release of the Company and certain of its affiliates from all claims existing on the execution date of the Settlement Agreement;

•	the grant by the Company of a non-exclusive license to Dealix and Cobalt and their subsidiaries under certain of the Company’s patent and patent applications (the “License”); and

•

that, to the extent that operating under the License infringes any other patent owned by the Company or which it has the right to license, the Company will not sue Dealix or Cobalt or their subsidiaries based on such other patent.

On March 13, 2007, the Company received the Initial Payment of $12.0 million. The Company received the first Yearly Payment in March 2008. While the Yearly Payments have been guaranteed by WP Equity Partners, Inc., a Warburg Pincus affiliate, there is no assurance that the Company will receive any remaining Yearly Payments on their respective due dates or at all.

On April 27, 2007, the Company received a comment letter from the staff of the Division of Corporation Finance of the Securities and Exchange Commission (the “Staff”) relating to its accounting for the proceeds of the patent litigation settlement with Dealix. Additional comments were received from the Staff in comment letters dated June 4, 2007, June 22, 2007, July 25, 2007, September 19, 2007, January 28, 2008 and February 6, 2008, and the Company responded to each of the Staff’s letters received.

In connection with this review, and subsequent to the issuance of its September 30, 2007 condensed consolidated unaudited quarterly financial statements filed on Form 10-Q, management concluded that the license had been delivered and the Company had no further performance obligation to deliver. As such, all the proceeds from the patent litigation settlement should be recognized within costs and expenses on the Consolidated Statement of Operations upon the first to occur of receipt of the payment and determination of reasonable assurance of collectibility of the Yearly Payments.

Management also reconsidered the potential realization of the $8.0 million in Yearly Payments due to the Company as of December 31, 2007. As the Company was unable to obtain financial information on Dealix or the guarantor, it was not able to assess with reasonable assurance the collectibility of the Yearly Payments to be received. Therefore, the $8.0 million in Yearly Payments to be received as of December 31, 2007 will only be recognized upon the first to occur of receipt of such Yearly Payments and determination of reasonable assurance of collectibility of such Yearly Payments.

The remaining Yearly Payments of $8.0 million, as of December 31, 2007, to be paid out in installments of approximately $2.7 million on the next three annual anniversary dates of the Initial Payment are guaranteed by WP Equity Partners, Inc., a Warburg Pincus affiliate. However, while the Company would pursue payment from the debtor and/or the guarantor, the Company does not have the ability to state with reasonable assurance that it will receive the remaining Yearly Payments from either Dealix or WP Equity Partners, Inc. on their respective due dates or at all. As such, the Company concluded that the booking of a receivable for such future payments is not appropriate and, as noted above, there will be financial statement recognition upon the first to occur of receipt of payment and determination of reasonable assurance of collectibility of such Yearly Payments. The Company received its first Yearly Payment under the Settlement Agreement in March 2008. Accordingly, as of the date of this report, approximately $5.3 million remains to be paid to the Company under the Settlement Agreement.

Impact of the Restatement

As a result, in the 2007 Form 10-K, the Company will revise its accounting as follows:

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For the quarter ended March 31, 2007, the Company will recognize a net increase in the recorded settlement of $2.1 million, which it had previously reported as deferred revenue resulting in all of the initial proceeds of $12.0 million received in 2007 being recognized, and reversing the previously recorded receivable and related deferred liability.

•

For the quarters ended June 30, and September 30, 2007, the Company will also revise its accounting by reversing the previously recorded amortization of deferred liability and discount on future payments of approximately $0.3 million in both periods, and reversing the remaining balances of the previously recorded receivable and related deferred liability.

The adjustments recorded in the restatement will result in all proceeds from the patent litigation settlement being recognized in the period received, with no provision or recognition for future payments until reasonable assurance of collectibility is determined or cash is received. For the full year ended December 31, 2007, the Company will recognize an additional $1.2 million of income as compared to the original accounting. The adjustments recorded in the restatement will also remove any need to recognize either an asset or liability associated with the patent litigation settlement as of December 31, 2007.

Discussion with Independent Registered Public Accounting Firm

The audit committee has discussed the matters disclosed herein pursuant to Item 4.02(a) of Form 8-K with management and McGladrey & Pullen LLP, its independent registered public accounting firm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Autobytel Inc.

By:	/s/ Monty A. Houdeshell
Monty A. Houdeshell, Executive Vice President and Chief Financial Officer

Date: March 17, 2008